Exhibit 99.1
Ferguson Reports Strong Calendar 2025 Results and Issues 2026 Guidance
Full calendar year highlights
-     Sales were $31.3 billion, an increase of 5.0%, with continued market share gains.
-    Gross margin of 31.0% was 70 bps ahead of last year.
-     Operating margin of 8.9%, up 40 bps on prior year (9.6%, up 50 bps on an adjusted basis).
-     Diluted earnings per share of $10.16, up 24.2% ($10.58, up 13.4% on an adjusted basis).
-    Strong cash generation with $2.2 billion in operating cash flow.
-    Declared dividends of $3.38 per share.
-    Invested $276 million in eight acquisitions, generating annualized revenue in excess of $300 million.
-    Share repurchases of $0.9 billion during the year with an outstanding balance of approximately $0.6 billion remaining under the current share repurchase program at December 31, 2025.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.

February 24, 2026, Newport News, VA-- Ferguson Enterprises Inc. (NYSE: FERG; LSE: FERG). As previously announced, the Company changed its fiscal year from ending July 31 of each year to ending December 31 of each year. There was a five-month transition period (August 1, 2025 to December 31, 2025) and these results are presented within the condensed consolidated financial statements. The Company’s current fiscal year commenced on January 1, 2026. Full calendar year as well as calendar 2025 fourth quarter results are presented below.
Kevin Murphy, Ferguson CEO, commented “Our associates delivered a strong year, continuing to provide essential water and air solutions for our customers. We are particularly pleased with double digit non-residential growth during the year and our continued performance against a challenging residential market. Our scale-advantaged business model and strong balance sheet enable us to invest in organic growth, consolidate our markets through acquisitions and return capital to shareholders.
“While our markets remain mixed as we enter 2026, we expect another year of outperformance, strong operational execution and continued investment to expand our market leading capabilities and scale. We are confident in our ability to capitalize on long-term growth drivers across both residential and non-residential markets as we provide essential water and air solutions for the complex project needs of the specialized professional.”
Calendar 2026 Guidance

Calendar 2026 Guidance January 1 - December 31, 2026
Net sales	Low to mid-single digit growth
Adjusted operating margin*	9.4% - 9.8%
Interest expense	~$200 million
Capital expenditures	$350 - $400 million
Adjusted effective tax rate*	~26%

* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Twelve months ended December 31,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	31,316	31,316	29,818	29,818	+5.0%	+5.0%
Gross margin	31.0%	31.0%	30.3%	30.3%	+70 bps	+70 bps
Operating profit	2,789	3,011	2,528	2,705	+10.3%	+11.3%
Operating margin	8.9%	9.6%	8.5%	9.1%	+40 bps	+50 bps
Earnings per share - diluted	10.16	10.58	8.18	9.33	+24.2%	+13.4%
Adjusted EBITDA		3,243		2,905		+11.6%
Net debt(1) : Adjusted EBITDA		1.1x		1.2x

	Three months ended December 31,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,495	7,495	7,234	7,234	+3.6%	+3.6%
Gross margin	30.6%	30.6%	29.7%	29.7%	+90 bps	+90 bps
Operating profit	596	625	509	549	+17.1%	+13.8%
Operating margin	8.0%	8.3%	7.0%	7.6%	+100 bps	+70 bps
Earnings per share - diluted	1.99	2.10	1.78	1.88	+11.8%	+11.7%
Adjusted EBITDA		686		601		+14.1%
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Full calendar year
Net sales of $31.3 billion were 5.0% above last year driven by organic revenue growth of 4.5% and acquisition growth of 1.0%, partially offset by 0.4% from one fewer sales day and 0.1% from the combined adverse impact of foreign exchange rates and a divestment in Canada. Price inflation was low single digits.

Gross margin of 31.0% was 70 basis points ahead of last year driven by our associates’ strong execution and the timing and extent of supplier price increases. Reported operating profit was $2.8 billion (8.9% operating margin), 10.3% higher than last year. Adjusted operating profit of $3.0 billion (9.6% adjusted operating margin) was 11.3% above last year.

Reported diluted earnings per share was $10.16 (CY2024: $8.18), an increase of 24.2%, while adjusted diluted earnings per share of $10.58 increased 13.4% due to adjusted operating profit growth and the impact of share repurchases.
During the year we acquired eight businesses which in aggregate had annualized revenue in excess of $300 million.

Calendar fourth quarter
Net sales of $7.5 billion were 3.6% ahead of last year driven by organic revenue growth of 3.0% and acquisition growth of 0.9%, partially offset by 0.3% from the combined adverse impact of foreign exchange rates and a divestment in Canada. Price inflation was low to mid-single digits.
In the US, residential end markets, representing approximately half of revenue, remained weak. New residential housing starts and permit activity remained down and repair, maintenance and improvement (“RMI”) work has also remained soft. Overall, residential revenue was down 2% in the fourth quarter.
Non-residential end markets, representing approximately half of US revenue, performed better than residential. Our scale, expertise, multi-customer group approach and value added solutions drove continued share gains with non-residential revenue up 10% during the quarter. Growth continued to be underpinned by both waterworks and commercial / mechanical, including large capital project activity. Bidding and shipment activity on large capital projects remained solid.
Gross margin was 30.6%, an increase of 90 basis points over last year, driven by our associates’ disciplined execution. Operating expenses continued to be diligently managed while we continued to invest in core capabilities for future growth.
Reported operating profit of $596 million (8.0% operating margin) was 17.1% ahead of last year. Adjusted operating profit of $625 million (8.3% adjusted operating margin) was 13.8% ahead of last year.
Reported diluted earnings per share was $1.99 (Q4 CY 2024: $1.78), an increase of 11.8%, while adjusted diluted earnings per share of $2.10 increased 11.7%, driven principally by operating profit growth.
Segment overview

	Twelve months ended
	December 31,
US$ (In millions)	2025	2024	Change
Net sales:
USA	29,807	28,349	5.1%
Canada	1,509	1,469	2.7%
Total net sales	31,316	29,818	5.0%

Adjusted operating profit:
USA	3,024	2,697	12.1%
Canada	54	60	(10.0)%
Central and other costs	(67)	(52)
Total adjusted operating profit	3,011	2,705	11.3%
Financial position
Net debt to adjusted EBITDA at December 31, 2025 was 1.1x and during the year we invested $0.4 billion in capital expenditures, invested $0.3 billion in eight acquisitions, paid $0.7 billion of dividends, and repurchased 4.5 million of our outstanding shares equating to $0.9 billion. We have a remaining outstanding balance of $0.6 billion under the current share repurchase program at December 31, 2025.
We have declared a quarterly dividend of $0.89. The dividend will be paid on April 30, 2026 to stockholders of record as of March 6, 2026.

Update on market opportunities and strategy
Later this morning, we look forward to providing an updated view of how we are uniquely positioned to provide essential water and air solutions for the complex needs of the specialized professional. We will discuss how our scale and capabilities combined with multi-year market opportunities in large capital projects, water infrastructure investment, climate & comfort and aging & underbuilt housing will allow us to continue outperforming the market and deliver shareholder value over the longer term.
Investor relations changes
The Board would like to congratulate Brian Lantz, Vice President Investor Relations and Communications, on his decision to retire effective May 1, 2026, and thank him for his significant contribution to Ferguson during the last five years, most notably establishing a strong investor relations presence in the US after helping to transition our primary listing from the London Stock Exchange to the New York Stock Exchange.
We are pleased to announce that Pete Kennedy has been promoted to Vice President Investor Relations and Christine Dwyer has been promoted to Vice President Communications and Public Relations. Pete has been with Ferguson for over ten years, initially in finance and the last seven years within investor relations, working closely with Brian. Christine brings over 25 years of experience in communications, including the last 15 at Ferguson.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Vice President Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Vice President Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 664 1960
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 192073. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is North America’s largest value-added distributor of essential water and air solutions, serving specialized professionals in our $340B residential and non-residential construction markets. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $31.3 billion (CY’25) and approximately 35,000 associates in over 1,700 locations. For more information, please visit corporate.ferguson.com.
Financial calendar

Q1 Results for period ending March 31, 2026	May 5, 2026 with call from 8:30 a.m. ET

Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions); failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result; changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative or agentic artificial intelligence (“AI”)); failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies, including the failure to quickly adapt our strategy to emerging technologies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates; the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws and accounting standards; our access to capital, indebtedness and changes in our credit ratings and outlook; fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change; the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on September 26, 2025 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Important note regarding results reported in this announcement
All historical calendar quarter and calendar year results, as well as the historical five month results, contained in this announcement have not been audited and have been derived from the books and records of the Company. As such, these results have not been subject to external audit or review procedures, and may be subject to adjustment. We expect to file a Transition Report on Form 10-KT on February 27, 2026, which will include audited results for the transition period from August 1, 2025 to December 31, 2025, and for the fiscal years ended July 31, 2025 and 2024. Investors are encouraged to review the information presented in this announcement in conjunction with our Transition Report on Form 10-KT, when available.

Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Net income	$389	$356	$2,006	$1,651
Provision for income taxes	145	109	578	695
Interest expense, net	48	48	190	179
Other expense, net	14	(4)	15	3
Operating profit	596	509	2,789	2,528
Restructuring activities(1)	(5)	—	74	26
Amortization of acquired intangibles	34	40	148	151
Adjusted Operating Profit	625	549	3,011	2,705
Depreciation and impairment of PP&E	55	44	204	170
Amortization and impairment of non-acquired intangibles	6	8	28	30
Adjusted EBITDA	$686	$601	$3,243	$2,905
(1) For the three and twelve months ended December 31, 2025, restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth, including a gain on the sale of a closed distribution center in November 2025. For the twelve months ended December 31, 2024, restructuring expenses related to incremental costs in connection with establishing a new corporate structure to domicile our parent company in the United States as of August 1, 2024, and related transition activities thereafter.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	December 31,
(In millions)	2025	2024
Long-term debt	$3,978	$3,798
Short-term debt	148	400
Bank overdrafts(1)	—	124
Derivative liabilities	2	6
Cash and cash equivalents	(557)	(722)
Net debt	$3,571	$3,606
Adjusted EBITDA	$3,243	$2,905
Net Debt: Adjusted EBITDA	1.1x	1.2x
(1) Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	December 31,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$389	$1.99	$356	$1.78
Restructuring activities(2)	(5)	(0.03)	—	—
Amortization of acquired intangibles	34	0.18	40	0.20
Discrete tax adjustments(3)	(2)	(0.01)	(10)	(0.05)
Tax impact on non-GAAP adjustments(4)	(5)	(0.03)	(10)	(0.05)
Adjusted net income	$411	$2.10	$376	$1.88

Diluted weighted average shares outstanding	195.9		200.2

	Twelve months ended
	December 31,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$2,006	$10.16	$1,651	$8.18
Restructuring activities(2)	74	0.38	26	0.13
Amortization of acquired intangibles	148	0.75	151	0.75
Discrete tax adjustments(3)	(87)	(0.44)	94	0.46
Tax impact on non-GAAP adjustments(4)	(53)	(0.27)	(39)	(0.19)
Adjusted net income	$2,088	$10.58	$1,883	$9.33

Diluted weighted average shares outstanding	197.4		201.9
(1)Per share on a dilutive basis.
(2)For the three and twelve months ended December 31, 2025, restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth, including a gain on the sale of a closed distribution center in November 2025. For the twelve months ended December 31, 2024, restructuring expenses related to incremental costs in connection with establishing a new corporate structure to domicile our parent company in the United States as of August 1, 2024, and related transition activities thereafter.
(3)For the three months and twelve months ended December 31, 2025 and the three months ended December 31, 2024, discrete tax adjustments generally included the release of uncertain tax positions following the lapse of statute of limitations, adjustments in connection with amended returns and the tax treatment of certain compensation items, none of which were individually material. For the twelve months ended December 31, 2024, discrete tax adjustments primarily related to non-recurring, non-cash deferred tax charges of $137 million, resulting from the elimination of certain pre-existing U.K. tax attributes as part of the establishment of our parent company’s domicile in the United States as of August 1, 2024. This charge was partially offset by other discrete tax adjustments as noted for the three and twelve months ended December 31, 2025 and three months ended December 31, 2024.
(4)For the three and twelve months ended December 31, 2025, the tax impact on non-GAAP adjustments primarily related to restructuring activities and the amortization of acquired intangibles. For the three and twelve months ended December 31, 2024, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net sales	$7,495	$7,234	$31,316	$29,818
Cost of sales	(5,199)	(5,086)	(21,608)	(20,774)
Gross profit	2,296	2,148	9,708	9,044
Selling, general and administrative expenses	(1,610)	(1,547)	(6,465)	(6,139)
Restructuring activities	5	—	(74)	(26)
Depreciation and amortization	(95)	(92)	(380)	(351)
Operating profit	596	509	2,789	2,528
Interest expense, net	(48)	(48)	(190)	(179)
Other (expense) income, net	(14)	4	(15)	(3)
Income before income taxes	534	465	2,584	2,346
Provision for income taxes	(145)	(109)	(578)	(695)
Net income	$389	$356	$2,006	$1,651

Earnings per share - Basic	$1.99	$1.78	$10.18	$8.19

Earnings per share - Diluted	$1.99	$1.78	$10.16	$8.18

Weighted average number of shares outstanding:
Basic	195.7	200.0	197.1	201.5
Diluted	195.9	200.2	197.4	201.9

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Five months ended
	December 31,
(In millions, except per share amounts)	2025	2024
Net sales	12,833	$12,279
Cost of sales	(8,903)	(8,622)
Gross profit	3,930	3,657
Selling, general and administrative expenses	(2,677)	(2,587)
Restructuring activities	3	(3)
Depreciation and amortization	(157)	(151)
Operating profit	1,099	916
Interest expense, net	(79)	(79)
Other income (expense), net	(17)	5
Income before income taxes	1,003	842
Provision for income taxes	(217)	(206)
Net income	786	$636

Earnings per share - Basic	$4.01	$3.17

Earnings per share - Diluted	$4.01	$3.17

Weighted average shares outstanding:
Basic	195.9	200.4
Diluted	196.2	200.7

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	July 31,
(In millions)	2025	2025
Assets
Cash and cash equivalents	$557	$674
Accounts receivable, net	3,312	3,964
Inventories	4,588	4,492
Prepaid and other current assets	1,031	945
Assets held for sale	48	71
Total current assets	9,536	10,146
Property, plant and equipment, net	1,911	1,846
Operating lease right-of-use assets	1,832	1,763
Deferred income taxes, net	165	225
Goodwill	2,470	2,464
Other non-current assets	1,238	1,285
Total assets	$17,152	$17,729

Liabilities and stockholders’ equity
Accounts payable	$3,117	$3,577
Other current liabilities	2,008	2,451
Total current liabilities	5,125	6,028
Long-term debt	3,978	3,752
Long-term portion of operating lease liabilities	1,436	1,367
Other long-term liabilities	756	750
Total liabilities	11,295	11,897
Total stockholders' equity	5,857	5,832
Total liabilities and stockholders' equity	$17,152	$17,729

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Twelve months ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income	$2,006	$1,651
Depreciation and amortization	380	351
Share-based compensation	88	36
Changes in deferred income taxes	44	128
Changes in inventories	(179)	(241)
Changes in receivables and other assets	(210)	(41)
Changes in accounts payable and other liabilities	95	176
Changes in income taxes payable	(41)	2
Other operating activities	(2)	9
Net cash provided by operating activities	2,181	2,071
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(276)	(297)
Capital expenditures	(354)	(328)
Other investing activities	85	10
Net cash used in investing activities	(545)	(615)
Cash flows from financing activities:
Purchase of treasury shares	(902)	(893)
Proceeds from sale of treasury shares	—	17
Net change in debt and bank overdrafts	(202)	(717)
Cash dividends	(656)	(637)
Other financing activities	(88)	(69)
Net cash used in financing activities	(1,848)	(2,299)
Change in cash, cash equivalents and restricted cash	(212)	(843)
Effects of exchange rate changes	20	(27)
Cash, cash equivalents and restricted cash, beginning of period	773	1,643
Cash, cash equivalents and restricted cash, end of period	$581	$773

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Five months ended	Twelve months ended
	December 31,	July 31,
	2025	2025	2024
Cash flows from operating activities:
Net income	$786	$1,856	$1,735
Depreciation and amortization	157	373	335
Share-based compensation	70	28	49
Changes in inventories	(87)	(273)	(252)
Changes in receivables and other assets	553	(321)	(98)
Changes in accounts payable and other liabilities	(706)	278	11
Other operating activities	86	(33)	93
Net cash provided by operating activities	859	1,908	1,873
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(21)	(301)	(260)
Capital expenditures	(185)	(305)	(372)
Other investing activities	42	63	31
Net cash used in investing activities	(164)	(543)	(601)
Cash flows from financing activities:
Purchase of treasury shares	(407)	(948)	(634)
Proceeds from sale of treasury shares	—	—	17
Net change in debt and bank overdrafts	(33)	225	129
Cash dividends	(326)	(489)	(784)
Other financing activities	(57)	(74)	(41)
Net cash used in financing activities	(823)	(1,286)	(1,313)
Change in cash, cash equivalents and restricted cash	(128)	79	(41)
Effects of exchange rate changes	2	3	(3)
Cash, cash equivalents and restricted cash, beginning of period	707	625	669
Cash, cash equivalents and restricted cash, end of period	$581	$707	$625